                                                                     EXHIBIT 2.3


                            SHARE PURCHASE AGREEMENT



     This Agreement ("Agreement") is entered into this date by and among Time Eclipse Limited, a company organized and existing under the laws of England ("Purchaser") (proposed to be renamed Simonds UK Holding Limited after Completion), SI Holding Corporation, a corporation organized and existing under the laws of Delaware, USA ("Guarantor") and all the holders of all the shares of
W. Notting Limited, a company organized and existing under the laws of England ("Company"), as set forth in SCHEDULE 2.2 hereto, made a part hereof ("Sellers").

     WHEREAS, the Company presently has an authorized share capital comprising Three Hundred Thousand (300,000) ordinary One Pound ((pound)1) shares (the "Ordinary Shares");

     WHEREAS, the Company presently has issued and outstanding Two Hundred Six Thousand One Hundred Fifty-Two (206,152) Ordinary Shares, referred to herein as the "Shares, all of which are duly issued to, fully paid and owned by Sellers, and

     WHEREAS, said Shares are the only issued and outstanding shares of the Company; and

     WHEREAS, Purchaser desires to purchase from Sellers and Sellers desire to sell to Purchaser all of the Shares on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

     SECTION 1.0. SALE AND PURCHASE OF SHARES. Subject to the terms and conditions set forth herein, at the Completion (as defined below) Sellers will sell all of the Shares to Purchaser, with full title guarantee, and Purchaser will purchase from Sellers all of the Shares, constituting one hundred percent (100 %) of all of the issued and outstanding shares of the Company as of the Completion.

          1.1 PURCHASE PRICE. Purchaser will pay to Sellers the sum of Four Million Two Hundred Fifty Thousand Pounds Sterling ((pound)4,250,000) for the Shares ("Purchase Price"), as set forth in SECTION 1.3 hereafter.

          1.2 ADJUSTMENTS TO PURCHASE PRICE. Within sixty (60) days after Completion, the parties will reasonably agree on consolidated Completion Financial Statements, representing fairly the financial condition of the Company and the Subsidiaries as at the Completion Date. The Purchase Price will be reduced, Pound Sterling-for-Pound Sterling, to the extent that (i) Net Current Assets as represented in the Completion Financial Statements is less than (pound)1,750,000 and/or (ii) the Completion Financial Statements show long-term debt, and/or any short-term debt other than working capital debt in excess of (pound)1,000,000. The Completion Financial Statements shall be prepared by Paul Sewell, in cooperation with Sellers, under accounting principles and practices identical to those employed in the March 31, 1998 Financial Statements (the "Completion Financial Statements") to be attached hereto as EXHIBIT 1.2.

          1.3 PAYMENT OF PURCHASE PRICE. The Purchase Price will be paid at Completion, allocable as follows:

          (i) the sum of(pound)3,250,000, in the form of cash in partial consideration of the Shares; and

          (ii) the sum of (pound)1,000,000, in the form of a Term Promissory Note, as set forth in EXHIBIT 1.3(iii) hereto, made a part hereof (the "Note") as remaining consideration for the Shares. Amounts payable under the Note will be subject to Purchaser's rights as set forth in SCHEDULE
     2.24 hereto, to Purchaser's rights under SECTION 5.2 hereafter, and to Purchaser's right of set off in the event of any adjustments to the Purchase Price under SECTION 1.2, above.

     SECTION 2.0. WARRANTIES OF SELLERS. As a material inducement to Purchaser to enter into this Agreement and to purchase the Shares, Sellers warrant that, as at Completion:

          2.1 ORGANIZATION AND CORPORATE POWER. The Company is a company duly incorporated and validly existing under the laws of England, and the Company is qualified to do business in every jurisdiction in which its ownership of property or current conduct of business requires it to qualify. The Company has all requisite corporate power and authority and all material licenses, permits, and authorizations necessary to own (or use under lease or license, as the case may be) and operate its properties and to carry on its business as now conducted. The Company's Memorandum and Articles of Association, reflecting all amendments made thereto at any time prior to the date of this Agreement, as set forth in EXHIBIT 2.1, made a part hereof, are correct, current and complete.

          2.2 SHARES AND RELATED MATTERS. The authorized share capital, and issued share capital, of the Company are as set forth in SCHEDULE 2.2 hereto. Each Seller warrants in relation to his/her own shareholding that his/her Shares are owned by him /her, that they will be sold by him /her with full title guarantee, free and clear of all security interests, liens, encumbrances, or other restrictions or claims, and that no other shares of the Company are issued to him /her. The Company does not have outstanding and has not agreed, orally or in writing, to issue any shares or securities convertible or exchangeable for any shares, nor does it have outstanding nor has it agreed, orally or in writing, to issue any options or rights to purchase or otherwise acquire its shares. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its shares. The Company has not violated any applicable securities laws or regulations in connection with the offer or sale of its securities. All of the outstanding shares of the Company are validly issued and fully paid. Neither Sellers nor the Company have violated or will violate any applicable securities laws of England and Wales in connection with the offer or sale of the Shares to Purchaser hereunder.

          2.3 SUBSIDIARIES. Except as set forth in SCHEDULE 2.3, the Company does not own or hold any rights to acquire any shares or any other security or interest in any other company (the "Subsidiaries").


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

               2.3.1 ORGANIZATION AND CORPORATE POWER OF SUBSIDIARIES. Each Subsidiary is a company duly incorporated and validly existing under the laws of the jurisdiction under which is incorporated and is qualified to do business in every jurisdiction in which its current ownership of property or current conduct of business requires it to qualify. Each Subsidiary has all requisite corporate power and authority and all material licenses, permits, and authorizations necessary to own (or use under lease or license, as the case may be) and operate its properties and to carry on its business as now conducted. The constitutional documents of each Subsidiary, reflecting all amendments made thereto at any time prior to the date of this Agreement, as set forth in EXHIBITS 2.3.1 (A-F), made a part hereof, are correct and complete.

               2.3.2 SHARES AND RELATED MATTERS OF SUBSIDIARIES. Each Subsidiary does not have outstanding and has not agreed, orally or in writing, to issue any shares or securities convertible or exchangeable for any of its shares, nor does it have outstanding nor has it agreed, orally or in writing, to issue any options or rights to purchase or otherwise acquire its shares. Each Subsidiary is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its shares. Each Subsidiary has not violated any applicable securities laws or regulations in connection with the offer or sale of its securities. All of the outstanding shares of each Subsidiary are validly issued and fully paid. The Company has full title to its shares of each Subsidiary, free and clear of all security interests, liens, encumbrances, or other restrictions or claims.

               2.3.3 FINANCIAL STATEMENTS OF SUBSIDIARIES. Attached hereto as EXHIBITS 2.3.3(A-F), made a part hereof, are the most recent financial statements of each Subsidiary (the "Subsidiary Financial Statements"). The Subsidiary Financial Statements fairly present the financial position of the Subsidiaries as at the dates set forth therein, and have been prepared in accordance with generally accepted accounting principles, consistently applied, and in a manner consistent with the Financial Statements of the Company, except for differences resulting from normally occurring adjustments required in their respective jurisdictions, or as noted in the notes thereto, or in the Disclosure Letter, this Share Purchase Agreement or in any SCHEDULE or EXHIBIT hereto. Except as set forth in EXHIBIT 2.3.3(X), there are no adjustments that would be required on independent audit review (under generally accepted principles of accounting practiced in the jurisdiction applicable to each Subsidiary) of each of the Subsidiary Financial Statements that would, individually or in the aggregate, have a material negative effect upon the reported financial condition of any Subsidiary.

               2.3.4 WARRANTIES APPLICABLE TO SUBSIDIARIES. For purposes of SECTIONS 2.4 through 2.24, hereinafter, the term "Company" shall include "Subsidiaries." Provided however, that all references hereinafter to the Financial Statements of the Company do not apply to any Subsidiary.

          2.4 CONDUCT OF BUSINESS; LIABILITIES. Except as set forth in SCHEDULE 2.4, the Company is not in default under, and no condition exists that with notice or lapse of time would constitute a material default of the Company under
(i) any mortgage, loan agreement, evidence of indebtedness, or other instrument evidencing borrowed money to which the Company is a party or by which the


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


Company or the properties of the Company are bound or (ii) any judgment, order, or injunction of any court, arbitrator, or governmental agency that would reasonably be expected to affect materially and adversely the business, financial condition, or results of operations of the Company taken as a whole.

          2.5  FINANCIAL STATEMENTS.

               2.5.1 The consolidated 1996/1997 balance sheet, income statement and cash flow statement of the Company as of September 30, 1997, as audited and annotated (only as to the Company and the UK Subsidiary) by Williams Allan of Windsor, Berkshire, England, in the form attached to this Agreement as EXHIBIT
2.5.1 (collectively, the "1996/1997 Financial Statements"), give a true and fair (and to Seller's knowledge, materially accurate) view of the financial position of the Company as at September 30, 1997, and have been prepared in accordance with generally accepted accounting principles, consistently applied, and in a manner consistent with the financial statements of the Company for the three (3) prior years.

               2.5.2 The consolidated, unaudited and unreviewed balance sheet and income statement of the Company as at March 31, 1998, and for the month then ended, in the form attached hereto as EXHIBIT 2.5.2 ("March 31, 1998 Financial Statements"), give a fair (and to Seller's knowledge, materially accurate) view of the financial position of the Company as at March 31, 1998 and the results of operations for the one month then ended and have been prepared in accordance with generally accepted accounting principles consistently applied and in a manner substantially consistent with the 1996/1997 Financial Statements, except for differences resulting from normally occurring adjustments, including, but not limited to, income tax and tax accrual adjustments, or as noted in the March 31, 1998 Financial Statements or the notes thereto. Except as contemplated by or permitted under this Agreement, there are no adjustments that would be required on an independent audit review of the March 31, 1998 Financial Statements that would, individually or in the aggregate, have a material negative effect upon the Company's and the Subsidiaries' reported financial condition.

          2.6 NO UNDISCLOSED LIABILITIES. Except for (i) trade liabilities and trade obligations incurred in the ordinary course of business since March 31, 1998 ("Statement Date"), and (ii) liabilities or obligations described in
SCHEDULE 2.6, so far as Sellers are aware, neither the Company nor any of the property of the Company is subject to any material liability or obligation that was required, under generally accepted accounting practices applicable to the 1996-1997 Financial Statements, to be included or adequately reserved against in the March 31, 1998 Financial Statements or described in the notes thereto and was not so included, reserved against, or described. Each Seller warrants that he/she has no knowledge of any basis for any material liability of Company, contingent or otherwise, as at March 31, 1998, not reflected in the March 31, 1998 Financial Statements or described in the notes thereto.

          2.7 ABSENCE OF CERTAIN CHANGES. Except as contemplated or permitted by this Agreement or as described in SCHEDULE 2.7, since the Statement Date there has not been:


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


               2.7.1 Any material adverse change in the business, financial condition, operations, or assets of the Company;

               2.7.2 Any damage, destruction, or loss, whether covered by insurance or not, materially adversely affecting the properties or business of the Company;

               2.7.3 Any sale or transfer by the Company of any tangible or intangible asset other than in the ordinary course of business, any mortgage or pledge or the creation of any security interest, lien, or encumbrance on any such asset, or any lease of property, including equipment, other than tax liens with respect to taxes not yet due and contract rights of customers in inventory;

               2.7.4 Any declaration, setting aside, or payment of a distribution in respect of, or the redemption or other repurchase by the Company of, any shares of the Company;

               2.7.5 Any material transaction not in the ordinary course of business of the Company;

               2.7.6 The lapse of any material trademark, assumed name, trade name, service mark, copyright, or license or any application with respect to the foregoing;

               2.7.7 The grant of any increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing, or other plan) other than customary increases on a periodic basis, or required by agreement or understanding in the ordinary course of business and in accordance with past practice;

               2.7.8 The discharge or satisfaction of any material lien or encumbrance or the payment of any material liability other than current liabilities in the ordinary course of business;

               2.7.9 The making of any material loan, advance, or guaranty to or for the benefit of any person except the creation of accounts receivable in the ordinary course of business; or

               2.7.10 An agreement to do any of the foregoing.

          2.8 TITLE AND RELATED MATTERS. Except as set forth in SCHEDULE 2.8, the property, real and personal, and other assets included in the March 31, 1998 Financial Statements (except properties and assets sold or otherwise disposed of subsequent to the Statement Date in the ordinary Course of business or as contemplated in this Agreement) are the absolute property of the Company, free and clear of all security interests, mortgages, liens, pledges, charges, claims, or encumbrances of any kind or character, except (i) statutory liens for property taxes not yet delinquent or payable subsequent to the date of this Agreement and statutory or common law liens securing the payment or performance of any obligation of the Company, the payment or



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


performance of which is not delinquent, or that is payable without interest or penalty subsequent to the date on which this representation is given, or the validity of which is being contested in good faith by the Company; (ii) the rights of customers of the Company with respect to inventory under orders or contracts entered into by the Company in the ordinary course of business; (iii) claims, easements, liens, and other encumbrances of record pursuant to filings under real property recording statutes; and (iv) as described in the March 31, 1998 Financial Statements or the notes thereto.

          2.9 LITIGATION. Except as set forth in SCHEDULE 2.9, there are no material actions, suits, proceedings, orders, investigations, or claims pending or overtly threatened against the Company or any property of the Company, at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality; the Company is not subject to any arbitration proceedings or any governmental investigations or inquiries; and, to the best knowledge of Sellers there is no basis for any of the foregoing.

          2.10 TAX MATTERS. Except as set forth on SCHEDULE 2.10, (i) the Company has prepared in a substantially correct manner and has filed all national, local, and foreign tax returns and reports heretofore required to be filed by them and have paid all taxes shown as due thereon; and (ii) no taxing authority has asserted any deficiency in the payment of any tax or informed the Company that it intends to assert any such deficiency or to make any audit or other investigation of the Company for the purpose of determining whether such a deficiency should be asserted against the Company.

          2.11 COMPLIANCE WITH LAWS. The Company is, in the conduct of its business, in compliance with all laws, statutes, ordinances, regulations, orders, judgments, or decrees applicable to them, the enforcement of which, if the Company were not in compliance therewith, would have a materially adverse effect on the business of the Company, taken as a whole. For the purposes of this warranty only, a "materially adverse effect" means aggregate liabilities, and reasonable costs incurred post-Completion by the Company, any Subsidiary and/or the Purchaser, resulting from any non-compliance by the Company and the Subsidiaries in excess of Fifty Thousand Pounds Sterling ((pound). 50,000) in the aggregate. No disclosures shall be permitted against this warranty, and this warranty is not subject to the limitations set forth in SECTIONS 3.0 and 4.2 of
SCHEDULE 2.24 hereto.

          2.12 NO BROKERS. There are no claims for brokerage commissions, finders' fees, or similar compensation in connection with the purchase of the Shares by Purchaser hereunder based on any arrangement or agreement binding upon any of the Sellers.

          2.13 INSURANCE. SCHEDULE 2.13 contains a list of each insurance policy maintained by the Company with respect to its properties, assets, and businesses, and each such policy is in full force and effect, so far as Sellers are aware. The Company is not in material default with respect to its obligations under any such policy maintained by it. Neither Sellers nor the Company has been notified of the cancellation, or potential cancellation, of any of the insurance policies listed on SCHEDULE 2.13 or of any material increase in the premiums to be charged for such insurance policies.

          2.14 EMPLOYEES AND LABOR RELATIONS MATTERS. Except as set forth in
SCHEDULE 2.14:

               2.14.1 Sellers are not aware that any executive or key employee of the Company or any group of employees of the Company has any plans to terminate employment with the Company;

               2.14.2 The Company has complied in all material respects with all labor and employment laws, including provisions thereof relating to wages, redundancies, benefits, hours, equal opportunity, collective bargaining, nondiscrimination, and the payment of employment and employee related taxes and other taxes;

               2.14.3 There is no unfair labor practice charge, complaint, or other action against the Company pending or threatened, and the Company is not subject to any order to bargain by the government;

               2.14.4 Sellers are not aware of any movement among employees to organize, or gain trade union representation for, Company's employees;

               2.14.5 No grievance that might have a material adverse effect on the Company and no arbitration proceeding arising out of any material employment claim is currently pending and Sellers are not aware of any basis for any such grievance or arbitration proceeding;

               2.14.6 There is no labor strike, dispute, request for representation, slowdown, or stoppage currently pending, and Sellers are aware of none threatened against the Company; and

               2.14.7 Sellers are not aware that any employee of the Company is subject to any non competition, nondisclosure, confidentiality, employment, consulting, or similar agreements with persons other than the Company relating to the present business activities of the Company except as disclosed in EXHIBIT
2.18 hereto.

          2.15 DISCLOSURE. Sellers are not aware of any facts indicating that this Agreement, any of the schedules or exhibits hereto, or any of the documents delivered by Sellers to Purchaser in the Sellers' Disclosure Letter, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.

          2.16 POWERS OF ATTORNEY. Except as set forth in SCHEDULE 2.16, no material power of attorney or similar authorization given by the Company, or any Seller with respect to the Company or the Shares, is presently in effect.

          2.17 ACCOUNTS RECEIVABLE. All accounts receivable of the Company reflected in the March 31, 1998 Financial Statements represent bona fide sales actually made and are


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


collectible (unless reserved against in the March 31, 1998 Financial Statements, or as set forth otherwise in SCHEDULE 2.17 hereto, or where they relate to sales made to the Guarantor or its subsidiaries) in the ordinary course of business.

          2.18 AGREEMENTS AND COMMITMENTS. SCHEDULE 2.18 contains a complete and accurate list of each material agreement, contract, instrument, and commitment (including license agreements) to which the Company is a party that provides for payments in excess of (pound)10,000 per year or whose term is in excess of one year and is not cancelable upon thirty (30) or fewer days' notice without any liability, penalty, or premium, other than a nominal cancellation fee or charge ("Third Party Agreements").

               2.18.1 The Company has no collective bargaining or trade union contracts agreement in effect or being negotiated;

               2.18.2 The Company is not in material default under any Third Party Agreement, nor are the Sellers aware of any event that, with notice or the passage of time or both, would constitute a material default or event of material default by the Company under any Third Party Agreement;

               2.18.3 In connection with the Company's pension scheme, Sellers are aware of no material error or omission in any Norwich Union report included in the Disclosure Letter, and Sellers have no reason to believe that any pension plan of the Company or any Subsidiary is less than fully funded as required by government regulation and all applicable plan provisions; and,

               2.18.5 No third party or governmental consent is required in connection with the sale of the Shares by Seller to Purchaser, nor, as respects any Subsidiary, in connection with the change of control of Company as contemplated in this Agreement.

          2.19 PERSONAL PROPERTY. Without material exception, SCHEDULE 2.19 contains lists of all fixed assets owned or held by the Company and used in the conduct of the business of the Company. Except as set forth in SCHEDULE 2.19, the Company owns and has full title to such fixed assets, and none of such fixed assets is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance (except for liens for current taxes, assessments, charges, or other governmental levies not yet due and payable). The Company has delivered to Purchaser copies of all leases relating to leased fixed assets described in SCHEDULE 2.19 (including any and all amendments and other modifications to such leases) all of which are valid and binding, and the Company is not in material default under any such leases. Except as set forth in
SCHEDULE 2.19, all fixed assets listed therein are generally in good operating condition and repair (ordinary wear and tear excepted), are performing satisfactorily at current production levels, and are available for immediate use in the conduct of the business and operations of the Company. The fixed assets listed in SCHEDULE 2.19 include all such fixed assets reasonably necessary to conduct the business and operations of the Company as currently conducted.

          2.20 REAL PROPERTY. SCHEDULE 2.20 contains a list of all real property currently owned or leased by the Company and used in the conduct of the business operations of the Company. Except as set forth in SCHEDULE 2.20, the Company has absolute title to all of the real property listed as owned in SCHEDULE 2.20 free and clear of all liens, mortgages, pledges, covenants, easements, restrictions, leases, charges, and other claims and encumbrances of any nature whatsoever, and without reservation or exclusion of any mineral, timber, or other rights or interests, except liens for real estate taxes, assessments, charges, or other governmental levies not yet due and payable and except for easements, rights of way, and restrictions of record. Sellers have delivered to Purchaser copies of all leases listed in SCHEDULE 2.20 (including any and all amendments and other modifications of such leases), which leases are valid and binding. The Company is not in material default under any such leases. All property listed in
SCHEDULE 2.20 (including improvements thereon) is in satisfactory condition and repair consistent with its present use and is available for immediate use in the conduct of the business of the Company.

               2.20.1 Except asset forth in SCHEDULE 2.20.1, none of the freehold property listed in SCHEDULE 2.20, or the leasehold property subject to leases listed in SCHEDULE 2.20, violates in any material respect any applicable building, use or planning code or regulation of any governmental authority having jurisdiction.

               2.20.2 The property and leases described in SCHEDULE 2.20 include all such property or property interests necessary to conduct the business and operations of the Company as they are presently conducted.

               2.20.3 The replies given by the Sellers' solicitors (Shoosmiths & Harrison) to the Purchaser's solicitors' (Browne Jacobson) enquiries concerning the Company's real property at Garman Road are true, complete and accurate in all material respects.

          2.21 PERSONNEL. SCHEDULE 2.21 sets forth a true and complete list of:


               2.21.1 The names, title, and current salaries of all officers of the Company;

               2.21.2 The names of all directors of the Company;

               2.21.3 The wage rates for each salaried and hourly employee of the Company;

               2.21.4 All scheduled increases in compensation or bonuses; and

               2.21.5 All scheduled employee promotions, demotions, hirings, firings or disciplining.

          2.22 PATENTS. TRADEMARKS, TRADE NAMES, ETC. SCHEDULE 2.22 contains an accurate and complete list of all registered patents, trademarks, trade names, service marks, and copyrights, and all applications therefor, presently owned or held subject to license by the

Company, and the use thereof by the Company does not materially infringe on any patents, trademarks, or copyrights or any other rights of any other person. Except as set forth in SCHEDULE 2.22, the Company has not received any written notice of any infringement or unlawful use of any patents, trademarks, or copyrights or any other rights of any other person, and Sellers are aware of no such infringement or unlawful use not set forth in SCHEDULE 2.22.

          2.23 BENEFIT PLANS AND RELATED MATTERS. SCHEDULE 2.23 sets forth a description of all employee benefit plans and employee pension plans existing on the date hereof that are or have been maintained or contributed to by the Company. Except as listed on SCHEDULE 2.23, the Company does not maintain any retirement or deferred compensation plan, savings, incentive, share options or share purchase plans, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangement for any employee, consultant or agent of the Company, whether pursuant to contract, arrangement, custom or informal understanding, for which the Company may have any ongoing material liability after Completion. There have been no unlawful transactions or actions with respect to any benefit plan or pension plan maintained by the Company as to which the Company has been party. As to any employee pension plan listed on
SCHEDULE 2.23, there have been no events required to be reported to the government.

          2.24 WARRANTIES TRUE, ACCURATE AND COMPLETE. All warranties made herein by Sellers are true, accurate and complete in all respects. SCHEDULE 2.24 sets out certain limitations and other provisions with respect to Sellers' liability under the Warranties and the Tax Covenant set out at Schedule 4.2 in this Agreement. The warranties given by the Sellers in SECTIONS 2.1 through 2.24 are referred to herein as the "Warranties."

     SECTION 3.0. WARRANTIES OF PURCHASER AND GUARANTOR. As a material inducement to Sellers to enter into this Agreement and to sell the Shares, Purchaser and Guarantor hereby warrant, jointly and severally, to Sellers as follows:

          3.1 ORGANIZATION; POWER. Purchaser is a company duly incorporated and validly existing under the laws of England, and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. Guarantor is a company duly incorporated and validly existing under the laws of Delaware, USA, and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

          3.2 AUTHORIZATION; CONSENTS. The execution, delivery, and performance by Purchaser and Guarantor of this Agreement and all other agreements contemplated hereby to which Purchaser is a party have been duly and validly authorized by all necessary corporate action of Purchaser and Guarantor, and this Agreement and each such other agreement, when executed and delivered by the parties thereto, will constitute the legal, valid, and binding obligation of Purchaser and Guarantor enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, and similar statutes affecting creditors' rights generally and judicial limits on equitable remedies. Purchaser and Guarantor have obtained the written consent of their secured institutional lenders in connection with the acquisition of the Shares by Purchaser, which consents are a condition to Completion.

          3.3 NO CONFLICT WITH OTHER INSTRUMENTS OR AGREEMENTS. The execution, delivery, and performance by Purchaser and Guarantor of this Agreement and all other agreements contemplated hereby to which Purchaser is a party will not result in a breach or violation of, or constitute a default under, the Memorandum and Articles of Association, as to Purchaser, and the Articles of Association, as to Guarantor, or any material agreement to which Purchaser or Guarantor is a party or by which Purchaser or Guarantor is bound.

          3.4  GOVERNMENTAL AUTHORITIES. Except as set forth in SCHEDULE 3.4,
(i) neither Purchaser nor Guarantor is required to submit any notice, report, or other filing with any governmental or regulatory authority in connection with the execution and delivery by Purchaser and Guarantor of this Agreement and the consummation of the purchase and (ii) no consent, approval, or authorization of any governmental or regulatory authority is required to be obtained by Purchaser or Guarantor, or any affiliate of either of them, in connection with Purchaser's and Guarantor's execution, delivery, and performance of this Agreement and the consummation of this purchase by Purchaser.

          3.5 LITIGATION. There are no actions, suits, proceedings, or governmental investigations or inquiries pending or, to the knowledge of Purchaser or Guarantor, threatened against Purchaser or Guarantor, their properties, assets, operations, or businesses that might delay, prevent, or hinder the consummation of this purchase by Purchaser.

          3.6  INVESTMENT REPRESENTATIONS.

               3.6.1 Purchaser is acquiring the Shares for its own account for purposes of investment and without expectation, desire, or need for resale and not with the view toward distribution, resale, subdivision, or fractionalization of the Shares.

               3.6.2 Purchaser understands that no public market now exists for the Shares and that it is uncertain that a public market will ever exist for the Shares.

          3.7 BROKERAGE. There are no claims for brokerage commissions, finders' fees, or similar compensation in connection with this purchase based on any arrangement or agreement entered into by Purchaser and binding upon Purchaser.

     SECTION 4.0. INDEMNIFICATION.

          4.1 ENVIRONMENTAL INDEMNIFICATION. Subject only to the applicable provisions and limitations set forth in SCHEDULE 2.24 hereto, Sellers shall severally satisfy, indemnify, hold harmless and defend Company and Purchaser from and against any and all liabilities, claims, reasonable costs, actions or reasonable expenses, including reasonable attorneys' fees, accrued, in connection with or arising out of any breach(es) of any environmental code, ordinance, regulation or law existing, accruing, occurring or arising prior to the Completion

Date, including without limitation, reasonable costs, fines, penalties, interest assessments and reasonable expenses relating to remediation and bringing Company, and/or any Subsidiary, into full compliance with such governmental requirements.

          4.2 TAX INDEMNIFICATION. Subject only to the applicable provisions and limitations set forth in SCHEDULE 2.24 hereto, Sellers are providing to the Purchaser the tax covenant attached hereto as SCHEDULE 4.2, made a part hereof.

          4.3 The liabilities identified in this Section 4.1 and Section 4.2 are the "Indemnified Liabilities."

     SECTION 5.0. WAIVER OF CERTAIN RIGHTS; CONFIDENTIALITY AND NON-COMPETITION.

          5.1 Each Seller hereby waives any and all rights which she/he might otherwise have under the Articles of Association of the Company, any corporate resolution, any Shareholder Agreement, or otherwise, to pre-emptively purchase any of the Shares as the result of the transactions contemplated by this Agreement.

          5.2 Each Seller hereby ratifies and confirms all issues and allotments of shares and all transfers of shares which have taken place and which have resulted ultimately in the issued share capital as set out in
SCHEDULE 2.2 and hereby waive any claim that he/she /it may have against any other person or the Company in respect of any such issue, allotment or transfer taking place or being registered in contravention of the Articles of Association.

          5.3 Sellers Michael Johnson, Patrick Drew, Julian Gaisford St Lawrence and Thomas Nigel Miller (the "Restricted Sellers"), and no other Seller, agree as follows:

               5.3.1 For a period of three (3) years from the date hereof (the "Restriction Period"), each Restricted Seller covenants and agrees, severally and not jointly, that he will not own nor operate, directly or indirectly, any business dealing in products competitive with the current products, nor any services competitive with the current services, of the Company within Europe, Canada or the United States of America (the "Territory"). Each Restricted Seller covenants and agrees that during the Restriction Period, he will not function as a principal, employee, agent, consultant or otherwise, directly or indirectly, of, for or with any related business competitive with the business of the Company (as currently conducted) within the Territory. A Restricted Seller may, however, own five percent (5 %) or less of the shares of a publicly traded entity which does engage in such business, and a Restricted Seller may function as a consultant, or otherwise, for the Purchaser or the Company, if requested to do so by the Purchaser or the Company, and if such Restricted Seller so agrees.

               5.3.2 Purchaser shall have the right to set off against damages suffered by Purchaser for any violation of this SECTION 5.2 by a Restricted Seller any amounts owing such Restricted Seller under the Note, subject only to
SECTION 12.0 and SECTION 15.0 of SCHEDULE 2.24 hereto.

          5.4 Each Seller shall keep confidential, and shall not use or disclose to any third party, directly or indirectly, any proprietary or confidential information of the Company.

     SECTION 6.0. COMPLETION.

          6.1 TIME, PLACE. AND MANNER OF COMPLETION. The completion ("Completion") will be held at the offices of Shoosmiths & Harrison in Nottingham, England, or such other place as the parties may agree, simultaneously upon the execution and delivery of this Agreement.

          6.2  DELIVERIES AT COMPLETION.

               6.2.1 Sellers shall deliver to Purchaser

               (i) duly executed transfers of the Shares in favor of the Purchaser (or as it shall direct) together with the certificates evidencing the Shares, or, in the case of any lost certificates, a lost certificate indemnity satisfactory to Purchaser, as well as all certificates of shares of each Subsidiary;

               (ii)  the common seal of the Company and each Subsidiary;

               (iii) the certificate of incorporation and any certificates of incorporation on change of name of the Company and the UK Subsidiary and each original and current certificate of qualification of the United States and Canadian Subsidiary to do business as a foreign corporation in a foreign jurisdiction;

               (iv) the statutory books of the Company and its United Kingdom Subsidiary, complete and up-to-date, as well as copies of same as to each other Subsidiary and a certificate of the Secretary of the Company as to the name of custodian and location of same as to each Subsidiary;

               (v) a certificate of the Secretary of the Company as to the absence of any amendment to the constitutional documents of the Company and each Subsidiary;

               (vi) the Disclosure Letter and the bundle of disclosure documents;

               (vii) a certificate of the Secretary of the Company of the board minutes of the Company approving the registration of the Shares being transferred to Purchaser under this Agreement, subject only to the transfers of such Shares being stamped,

               (viii) written resignation of Williams Allan from their position as auditors for the Company and the UK Subsidiary, acknowledging that they have no claim whatsoever against the Company or the UK Subsidiary and containing the statement required by Section 394 of the Companies Act 1985; and

               (ix) written resignations and waivers of all claims of the Directors of the Company and each Subsidiary with regard to their positions as directors.

               6.2.2 Purchaser shall deliver to Shoosmiths & Harrison, on behalf of Sellers,

               (i) by way of telegraphic transfer, that portion of the Purchase Price required to be delivered at the Completion;

               (ii) the Note, and each individual certificate thereto relating to each Seller;

               (iii) a certificate of the Secretary of Purchaser of the resolution of Purchaser authorizing the execution, delivery and performance of this Agreement and the Note; and

               (iv) a certificate of the Secretary of SI Holding Corporation of the resolution of SI Holding Corporation authorizing the execution, delivery and performance of this Agreement as Guarantor.

          6.3 CONSUMMATION OF COMPLETION. All acts, deliveries, and confirmations comprising the Completion regardless of chronological sequence shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery, or confirmation of the Completion and none of such acts, deliveries, or confirmations shall be effective unless and until the last of the same shall have occurred. The time of the Completion is scheduled to correspond with the close of business at the principal office of the Company and, regardless of when the last act, delivery, or confirmation of the Completion shall take place, the completion of the purchase of the Shares shall be deemed to occur as of the close of business at the principal office of the Company on the date of the Completion.

     SECTION 7.0. MISCELLANEOUS PROVISIONS.

          7.1 AMENDMENT AND MODIFICATION. Subject to applicable law, neither this Agreement nor the Guaranty may be amended, modified, or supplemented only by a written agreement signed by Purchaser and Sellers.

          7.2  WAIVER OF COMPLIANCE: CONSENTS

               7.2.1 Any failure of any party to comply with any obligation, covenant, agreement, or condition herein may be waived, but only in writing by the party entitled to the performance of such obligation, covenant, or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

               7.2.2 Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in a manner consistent with the requirements for notices as set forth in Section 8.3 below.

          7.3 NOTICES. All notices, requests, demands, and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given (i) when delivered by hand, or (ii) two days after being mailed by certified or registered mail with postage prepaid within a single country, or
(iii) twenty days after being mailed by certified or registered mail with postage prepaid between different countries, or (iv) five days after being sent via Federal Express or DHL.

     If to Purchaser,

             Joseph L. Sylvia, Managing Director
             Time Eclipse, Limited
             c/o Simonds Industries Inc.
             P.O. Box 500
             Fitchburg, MA  01420 USA

     with a copy to:

             David P. Witman
             Wellesley Law Associates
             25 Walnut Street, 3rd Floor
             Wellesley, MA  02181 USA

             and to:

             Mr. David Tilly
             Browne Jacobson, Solicitors
             44 Castle Gate
             Nottingham NGl 7BJ
             ENGLAND

or to such other person or address as Purchaser hereafter furnishes to Sellers pursuant to the provisions of this SECTION 7.3.

If to Sellers, with regard to any Claim under the Warranties, the Tax Covenant or the Indemnified Liabilities:

             Mr. Michael Johnson
             c/o The Needham Partnership
             9 Needham Road
             London, ENGLAND W11 2RP

     with a copy to:

             Mr. Nigel Thorne
             Shoosmith & Harrison, Solicitors
             Lockhouse, Castle Meadow Road
             Nottingham, ENGLAND NG2 1AG

or to such other person or address as Sellers furnish hereafter to Purchaser pursuant to the provisions of this SECTION 7.3.

     If to Sellers, with regard to any other matter:

             to their individual addresses set forth in SCHEDULE 2.2;

     with a copy to:

             Mr. Nigel Thorne
             Shoosmiths & Harrison, Solicitors
             Lockhouse, Castle Meadow Road
             Nottingham, ENGLAND NG2 IAG

or to such other person or address as an individual Seller furnishes hereafter to Purchaser and the Sellers' Committee pursuant to the provisions of this
SECTION 7.3.

              7.4 TITLES; CAPTIONS: COUNTERPARTS. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement. This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

              7.5 ENTIRE AGREEMENT. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

              7.6 TIME OF THE ESSENCE. Time shall be of the essence of this Agreement, as regards both the dates and periods mentioned and any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing among the parties (whether or not executed as a deed).

               7.7 ATTORNEY FEES. In the event a suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reimbursement of all related reasonable costs and expenses, as well as reasonable attorneys' fees to be fixed by the court, provided that this will always be subject to the limitation of Sellers' liability as set out in Clause
5.0 of SCHEDULE 2.24.

               7.8 COMPUTATION OF TIME. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

               7.9 PRONOUNS AND PLURALS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

               7.10 GOVERNING LAW AND SUBMISSION TO JURISDICTION. This Agreement and the documents to be entered into pursuant to it shall be governed by and construed in accordance with English law, and all the parties irrevocably agree that the Courts of England are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and such documents.

               7.11 FURTHER ASSURANCE. After Completion, the Sellers shall, at the Purchaser's cost, execute such documents and do such acts and things as the Purchaser may reasonably require for the purpose of giving to the Purchaser the full benefit of SECTION 1.0 of this Agreement

               7.12 PARTIES IN INTEREST. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

               7.13 SAVINGS CLAUSE. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

               7.14 NO ASSIGNMENT. This Agreement shall be personal to the parties to it, and no party may assign the benefit of any provisions of this Agreement to any other person, save that (and save otherwise expressly provided herein) the benefit of any of its provisions may be assigned to any company which is a subsidiary of the party concerned or which is a holding company of such party or a subsidiary of such holding company, but only for so long as such company remains the holding company or subsidiary of the party concerned, or a subsidiary of such holding company and remains the beneficial owner of such benefit so assigned. In the event that any such subsidiary or holding company ceases to be such, then all such assigned rights and benefits shall be assigned back promptly to the assignor. Subject to the aforesaid, this Agreement shall be binding upon and enure to the benefit of the personal representatives of, and successors in title to, each of the parties hereto. Additionally, Purchaser may assign collaterally to Heller Financial, as Agent for the institutional investors of Purchaser and Guarantor, all Warranties and certifications made by Sellers hereunder.

               7.15 APPOINTMENT OF PROCESS AGENTS.

                    7.15.1 The Purchaser and the Guarantor hereby irrevocably appoint Browne Jacobson of 44 Castle Gate, Nottingham NGI 7BJ as their agent for the service of process in England, service upon whom shall be deemed completed whether or not forwarded to or received by Purchaser or Guarantor. If such process agents cease to have an address in England, the Purchaser and the Guarantor irrevocably agree to appoint new process agents acceptable to the Sellers and to deliver to the Sellers within fourteen (14) days a copy of a written acceptance of appointment by the process agents.

                    7.15.2 Each Seller hereby irrevocably appoints Shoosmiths & Harrison of Lockhouse, Castle Meadow Road, Nottingham NG2 IAG as his/her agent for the service of process in England, service upon whom shall be deemed completed whether or not forwarded to or received by any Seller. If such process agents cease to have an address in England, each Seller irrevocably agrees to appoint new process agents acceptable to the Purchaser and to deliver to the Purchaser within fourteen (14) days a copy of a written acceptance of appointment by the process agents.

                    7.15.3 Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law of the right to bring proceedings in any other jurisdiction for the purposes of enforcement or execution of any judgment or other settlement in any of the courts.

               7.16 COSTS. Each party hereto shall bear, and be solely responsible for, without contribution from any other party, his /her/its own costs incurred in connection with this Agreement and the transactions contemplated hereby.

               7.17 GUARANTY. The Guarantor hereby unconditionally and irrevocably guarantees to the Sellers the due and punctual performance and observance by the Purchaser of all its obligations, commitments, undertakings, warranties and indemnities under, or pursuant to this Agreement and the Note.

                    7.17.1 The liability of the Guarantor under this Agreement and the Note shall not be released nor diminished by any variation of the terms of this Agreement (except as agreed by all parties to this Agreement), any forbearance, neglect or delay by Sellers in seeking performance of the obligations hereby imposed or any granting of time for such performance by Sellers.

                    7.17.2 If, and whenever, the Purchaser defaults for any reason whatsoever in the performance of any obligation or liability undertaken or expressed to be undertaken by the Purchaser under or pursuant to this Agreement or the Note, the Guarantor shall forthwith upon demand unconditionally perform (or prosecute the performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by this Agreement or the Notes, and so that the same benefits shall be conferred on the Sellers as they would have received if such obligation or liability had been duly performed and satisfied by the Purchaser.

                    7.17.3 This guaranty is to be a continuing guaranty and accordingly is to remain in force until all the obligations of the Purchaser under this Agreement and the Note shall have been performed and satisfied. This guaranty is in addition to, and without prejudice to, and not in substitution for, any rights or security which the Sellers may now or hereafter have or hold for the performance and observance of the obligations, commitments, undertakings and warranties of the Purchaser under, or in connection with, this Agreement and the Note.

                    7.17.4 Notwithstanding any provision hereof to the contrary, the Guarantor retains and shall have available to it any and all defenses (arising out of contract law or otherwise, excepting only defenses arising out of bankruptcy or insolvency law or lack of capacity or authority on the part of Purchaser) available to the Purchaser against any enforcement of this guaranty by the Sellers against the Guarantor. This guaranty is intended solely to secure for the Sellers the Purchaser's performance obligations hereunder and under the Note. This guaranty is not intended to, it does not, nor shall it be deemed, construed nor interpreted to, provide any additional rights to Sellers hereunder or under the Note.

               7.18 SELLERS' COMMITTEE. Each Seller hereby authorizes Michael Johnson, Patrick Drew, Julian St Lawrence and Nigel Miller as the "Sellers' Committee." Michael Johnson is the initial Chairman of the Sellers' Committee which is hereby authorized and constituted to (i) receive notices on behalf of each Seller pursuant to SECTION 8.3, above, (ii) to conduct, on behalf of each Seller, any and all claims relating to any Warranty, the Tax Covenant or any Indemnified Liability, and (iii) to provide any consents required or permitted in this Agreement on behalf of each Seller. With regard to any matter authorized hereunder to the Sellers' Committee, the Purchaser is entitled to rely exclusively on such notices, conduct of claims and consents provided by the Sellers' Committee and is further entitled to disregard any communications from any individual Seller with respect thereto.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on May 7, 1998,



Time Eclipse, Limited                          SI Holding Corporation
an English Corporation,                        a Delaware Corporation
as Purchaser,                                  as Guarantor,



By: /s/ Joseph L. Sylvia                       By: /s/ Joseph L. Sylvia
   -----------------------------                  ------------------------------
        Joseph L. Sylvia                               Joseph L. Sylvia
        Managing Director                              Executive Vice President





------------------------------------------
Penelope Christine Gaisford St. Lawrence
Howth Castle
County Dublin
Erie



------------------------------------------
Platinum Holdings Limited
60 Market Square
P.O. Box 364
Belize, Central America



------------------------------------------
Marcris Holdings Limited
c/o Chris R. Bewley
157 Caulder Drive
Oakville, Ontario L6J 4T2 CANADA



------------------------------------------
Thomas Nigel Miller
Main Street
Repton
Derbyshire

------------------------------------------
Valerie Drew
31 Allingham Street
Longon Nl 8NX ENGLAND



------------------------------------------
Georgina Miller
"Westlands" Upperton Petworth
West Sussex GU28 9BB ENGLAND



------------------------------------------
Ronald Francis Kirby
Joylons
Bury near Pulborough
West Sussex RH20 lPF ENGLAND



------------------------------------------
Lady Davis
21 Tryon Street, Chelsea
London SW3 3LG ENGLAND



------------------------------------------
Joanna Marie Drew
57 St. George's Square
London SW1 U3QN ENGLAND


------------------------------------------
Michael Johnson
9 Needham Road
London W11 2RP ENGLAND

------------------------------------------
Timothy Douglas Ian Drew
The Dingle, Crew Lane, Kenilworth
Warwickshire CV8 2DG ENGLAND



------------------------------------------
Patrick Arnold Drew
The Yarrows Lodge
17 Church Hill, Camberley
Surrey GU1 52HA ENGLAND



------------------------------------------
G. Miller and Dr. T.N. Miller
c/o Geraldine Devine
Palmer Cowen Solicitors
16 Berkeley Street
London W1 5AE ENGLAND



------------------------------------------
Dagmar Paton
9 Dealtry Road
London SW15 6NL ENGLAND



------------------------------------------
Paul Malcolm Ruse
47 Greyhound Hill
London NW4 4JN ENGLAND



------------------------------------------
Bibury Investment Holding Inc.
4 Britannia Place
St. Helier
Jersey JE4 5RE

------------------------------------------
Paul Sewell
16420 Fair Ridge Court
Riverside, CA  92503 USA



------------------------------------------
Dennis Stephen Parker
7 Gander Green Lane, Cheam
Surrey ENGLAND



------------------------------------------
Kenneth Trickett
Burnham, Barley Mow Road
Englefield Green
Surrey TW20 0NP ENGLAND



------------------------------------------
John Greville Drew
1 Greenwood Drive
London E8 lAB ENGLAND



------------------------------------------
Timothy John Drew
Flat C, 62 Herman Hill, Wanstead
London E11 1PB ENGLAND



------------------------------------------
David Graham Drew
11b Alexandra Road, Windsor
Berks SL4 1JH ENGLAND

------------------------------------------
Marcus Guy Drew
The Magpie, 17 Beechwood Close
Church Crookham, Fleet
Hants GU13 0TT ENGLAND



------------------------------------------
Christopher Marcus Roy Drew
Corner Cottage, 13 Benner Lane
West End near Woking
Surrey  ENGLAND



------------------------------------------
Robin Patrick Barry Drew
17 Petrel Crort, Gold Crest
Kempshott near Basingstoke
Hants  ENGLAND



------------------------------------------
Sally Elizabeth Drew
31 Chalsey Road
London SE4 1YN ENGLAND



------------------------------------------
Simon Drew
BA Randersvej 18
8800 Viborg DENMARK



------------------------------------------
M.T. Roxby Bott
Maplewood, Cherry Tree Road
Milford Godalming
Surrey GU8 5AY ENGLAND

------------------------------------------
J.T. Gaisford St. Lawrence
43 Rowan Road
London W6 7DT ENGLAND



------------------------------------------
Nicholas Blews Robotham
24 Meenaar Crescent
Coolbinia, Perth 6050
Western Australia



------------------------------------------
Mary Thorndike Drew
1 Greenwood Road
London E8 1AB ENGLAND



------------------------------------------
Jane Elizabeth Merrick-Johnson
9 Needham Road
London W11 2RP



------------------------------------------
Elena F.L. Miller
Laurel Hill, Main Street
Repton
Derbyshire DE65 6FB



------------------------------------------
Matthew T.V. Miller
Laurel Hill, Main Street
Repton
Derbyshire DE65 6FB

------------------------------------------
Honor L. Miller
Laurel Hill, Main Street
Repton
Derbyshire DE65 6FB



------------------------------------------
David E.B. Miller
Laurel Hill, Main Street
Repton
Derbyshire DE65 6FB



------------------------------------------
Avril J.V. Miller
Laurel Hill, Main Street
Repton
Derbyshire DE65 6FB



------------------------------------------
Alexander H.J. Miller
Laurel Hill, Main Street
Repton
Derbyshire DE65 6FB